PayPal Reports Third Quarter 2024 Results
PayPal delivers strong third quarter results and full year guidance
SAN JOSE, Calif., (October 29, 2024) – PayPal Holdings, Inc. (NASDAQ: PYPL) today reported results for the third quarter ending September 30, 2024.
“PayPal delivered strong financial and operating results during a highly productive third quarter. We are making solid progress in our transformation as we bring new innovations to market, forge important partnerships with leading commerce players, and drive awareness and engagement through new marketing campaigns.
We are raising our full year non-GAAP guidance and are pleased with the strength we are seeing across the business. We’ve built a solid foundation in this last year that will serve us in the years to come.”
Alex Chriss
President and CEO
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3Q'24 Financial Results
•Net revenues increased 6% to $7.8 billion; 6% currency-neutral (FXN).
•Transaction margin dollars increased 8% to $3.7 billion.
•GAAP operating income increased 19% to $1.4 billion; non-GAAP1 operating income increased 18% to $1.5 billion.
•GAAP operating margin expanded 198 basis points to 17.7%; non-GAAP operating margin expanded 194 basis points to 18.8%.
•GAAP EPS increased 6% to $0.992; non-GAAP EPS increased 22% to $1.20.
3Q'24 Operating Results
•Total payment volume increased 9% to $422.6 billion; 9% FXN.
•Payment transactions increased 6% to 6.6 billion.
•Payment transactions per active account on a trailing 12-month basis increased 9% to 61.4.
•Active accounts increased 0.9% to 432 million. On a sequential basis, active accounts increased 0.6%, or by 2.6 million.
Cash Flow
•Cash flow from operations of $1.6 billion and free cash flow of $1.4 billion.
•Adjusted free cash flow of $1.5 billion, which excludes the net timing impact between originating European buy now, pay later (BNPL) receivables as held for sale and the subsequent sale of these receivables.
Balance Sheet and Liquidity
•Cash, cash equivalents, and investments totaled $16.2 billion as of September 30, 2024.
•Debt totaled $12.4 billion as of September 30, 2024.
•Returned $1.8 billion to stockholders by repurchasing approximately 28 million shares of common stock.
◦On a trailing 12-month basis, returned $5.4 billion to stockholders by repurchasing approximately 87 million shares of common stock.

1. “Non-GAAP Measures of Financial Performance” and subsequent tables at the end of this press release provide reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures. 2. 3Q'24 GAAP EPS includes a negative impact of ~$0.14 from PayPal’s strategic investment portfolio, compared to a positive impact of ~$0.02 in 3Q'23.	3Q 2024 Results	1

3Q'24 Financial Results

Presented in millions, except per share data and percentages	3Q'24	3Q'23	YoY Growth	FXN YoY Growth
Total payment volume	$422,641	$387,701	9%	9%
GAAP
Net revenues	$7,847	$7,418	6%
Transaction margin dollars	$3,654	$3,369	8%
Operating income	$1,391	$1,168	19%
Operating margin	17.7%	15.7%	198bps
Effective tax rate	23.0%	17.8%	5.2pts
Net income (loss)	$1,010	$1,020	(1%)
Earnings per diluted share	$0.99	$0.93	6%
Net cash provided by operating activities	$1,614	$1,259	28%
Non-GAAP
Net revenues	$7,847	$7,418	6%	6%
Transaction margin dollars	$3,654	$3,369	8%
Operating income	$1,477	$1,252	18%
Operating margin	18.8%	16.9%	194bps
Effective tax rate	21.7%	17.2%	4.5pts
Net income	$1,228	$1,077	14%
Earnings per diluted share	$1.20	$0.98	22%
Free cash flow	$1,445	$1,101	31%
Adjusted free cash flow	$1,540	$1,911	(19%)
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Financial Guidance

Presented in millions, except per share data and percentages	October 2024 Guidance	July 2024 Guidance	Prior year period
4Q'24
Revenue	Low single-digit growth Reflects impact of price-to-value strategy and prioritization of profitable growth	N/A	$8,026
GAAP EPS	$1.03 - $1.07	Implied: ~$1.05[2]	$1.29
Non-GAAP EPS[1]	Low to mid-single-digit decrease Reflects elevated marketing spend to support key initiatives and new products	Implied: Mid-single-digit decrease[2]	$1.14
FY'24
GAAP EPS[3]	$3.92 - $3.96	$3.88 - $3.98	$3.84
Non-GAAP EPS	High teens growth	Low to mid-teens growth	$3.83
Please see "Non-GAAP Financial Measures" and "Non-GAAP Measures of Financial Performance" for reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures and important additional information.

1. Estimated non-GAAP amounts for the three months ending December 31, 2024 reflect adjustments of approximately $50 million. 2. Implied 4Q'24 prior guidance based on the midpoints of 3Q'24 guidance and FY'24 guidance provided on July 30, 2024. 3. In 2023, GAAP EPS included positive impacts of approximately $0.24 from the gain on sale of Happy Returns and approximately $0.14 from PayPal’s strategic investment portfolio.	3Q 2024 Results	2

Conference Call & Webcast
PayPal Holdings, Inc. will host a conference call to discuss third quarter 2024 results at 8:00 a.m. Eastern Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, can be accessed through the company’s Investor Relations website at https://investor.pypl.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.
Disclosure Channels
PayPal Holdings, Inc. uses the following channels as means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD:
•Investor Relations website (https://investor.pypl.com)
•PayPal Newsroom (https://newsroom.paypal-corp.com/)
•PayPal Corporate website (https://about.pypl.com)
•LinkedIn page (https://www.linkedin.com/company/paypal)
•Facebook page (https://www.facebook.com/PayPalUSA/)
•YouTube channel (https://www.youtube.com/paypal)
•Alex Chriss' LinkedIn profile (https://www.linkedin.com/in/alexchriss/)
•Alex Chriss' X profile (https://x.com/acce)
•Jamie Miller’s LinkedIn profile (https://www.linkedin.com/in/jamiesmiller/)
•Steven Winoker’s LinkedIn profile (https://www.linkedin.com/in/steven-winoker-0764548/)
The information that is posted through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, filings with the Securities and Exchange Commission ("SEC"), public conference calls, and webcasts.
About PayPal
PayPal has been revolutionizing commerce globally for more than 25 years. The company creates innovative experiences that make moving money, selling, and shopping simple, personalized, and secure. PayPal empowers consumers and businesses in approximately 200 markets to join and thrive in the global economy.
Presentation
All growth rates represent year-over-year comparisons, except as otherwise noted. FXN results are calculated by translating the current period local currency results by the prior period exchange rate. FXN growth rates are calculated by comparing the current period FXN results with the prior period results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts and rates may not sum or recalculate using the rounded dollar amounts provided.
Non-GAAP Financial Measures
This press release includes financial measures defined as “non-GAAP financial measures” by the SEC including: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow, and adjusted free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Income to Non-GAAP Operating Income and GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” and “Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow.”

3Q 2024 Results	3

Forward-looking statements
This press release contains forward-looking statements relating to, among other things, the future results of operations, financial condition, expectations, and plans of PayPal Holdings, Inc. and its consolidated subsidiaries ("PayPal") that reflect PayPal’s current projections and forecasts. Forward-looking statements can be identified by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” "continue," “strategy,” “future,” “opportunity,” “plan,” “project,” “forecast,” and other similar expressions. Forward-looking statements may include, but are not limited to, statements regarding our guidance and projected financial results for the fourth quarter and full year 2024; our capital return program; the timing and impact of product launches and acquisitions; and the projected future growth of PayPal’s businesses. Forward-looking statements are based upon various estimates and assumptions, as well as information known to PayPal as of the date of this press release, and are inherently subject to numerous risks and uncertainties. Our actual results could differ materially from those estimated or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to compete in markets that are highly competitive and subject to rapid technological change, and to develop and deliver new or enhanced products and services on a timely basis; cyberattacks and security vulnerabilities, and associated impacts; the effect of global and regional political, economic, market and trade conditions, including military conflicts, supply chain issues and related events that affect payments or commerce activity, including inflation and interest rates; the impact of catastrophic events, such as global pandemics, that may disrupt our business, as well as our customers, suppliers, vendors and other business partners; the stability, security and performance of our payments platform; the effect of extensive government regulation and oversight related to our business, products and services in a variety of areas, including, but not limited to, laws covering payments, lending and consumer protection; the impact of complex and changing laws and regulations worldwide, including, but not limited to, laws covering privacy, data protection, and cybersecurity; the impact of payment card, bank, or other network rules or practices; risks related to our credit products, including our ability to realize benefits from our agreements with third parties such as our agreement to sell our European BNPL loan receivables; changes in how consumers fund transactions; our ability to effectively detect and prevent the use of our services for fraud, abusive behaviors, illegal activities, or improper purposes; our ability to manage regulatory and litigation risks, and the outcome of legal and regulatory proceedings; our reliance on third parties in many aspects of our business; damage to our reputation or brands; fluctuations in foreign currency exchange rates; changes in tax rates and exposure to additional tax liabilities; changes to our capital allocation, management of operating cash or incurrence of indebtedness; our ability to timely develop and upgrade our technology systems, infrastructure and customer service capabilities; the impact of proposed or completed acquisitions, divestitures, strategic investments, or entries into new businesses or markets; and our ability to attract, hire, and retain highly talented employees. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/ or contemplated after the date hereof. More information about factors that could adversely affect PayPal’s results of operations, financial condition and prospects, or that could cause actual results to differ from those expressed or implied in forward-looking statements is included under the captions “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in PayPal’s most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting PayPal’s Investor Relations website at https://investor.pypl.com or the SEC’s website at www.sec.gov. All information in this release speaks as of October 29, 2024. For the reasons discussed above, you should not place undue reliance on the forward-looking statements in this press release. PayPal assumes no obligation to update such forward-looking statements.

Contacts            Investor Relations            Media Relations
investorrelations@paypal.com        mediarelations@paypal.com

© 2024 PayPal Holdings, Inc. All rights reserved.

3Q 2024 Results	4

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets

	September 30, 2024	December 31, 2023
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$7,272	$9,081
Short-term investments	4,647	4,979
Accounts receivable, net	1,038	1,069
Loans and interest receivable, held for sale	471	563
Loans and interest receivable, net	6,003	5,433
Funds receivable and customer accounts	39,182	38,935
Prepaid expenses and other current assets	4,060	2,509
Total current assets	62,673	62,569
Long-term investments	4,282	3,273
Property and equipment, net	1,496	1,488
Goodwill	10,996	11,026
Intangible assets, net	393	537
Other assets	3,671	3,273
Total assets	$83,511	$82,166
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$165	$139
Funds payable and amounts due to customers	41,182	41,935
Accrued expenses and other current liabilities	8,921	6,392
Total current liabilities	50,268	48,466
Other long-term liabilities	3,093	2,973
Long-term debt	9,976	9,676
Total liabilities	63,337	61,115
Equity:
Common stock, $0.0001 par value; 4,000 shares authorized; 1,006 and 1,072 shares outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Preferred stock, $0.0001 par value; 100 shares authorized, unissued	—	—
Treasury stock at cost, 322 and 245 shares as of September 30, 2024 and December 31, 2023, respectively	(25,851)	(21,045)
Additional paid-in-capital	20,426	19,642
Retained earnings	26,226	23,200
Accumulated other comprehensive income (loss)	(627)	(746)
Total equity	20,174	21,051
Total liabilities and equity	$83,511	$82,166

3Q 2024 Results	5

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In millions, except per share data)

Net revenues	$7,847	$7,418	$23,431	$21,745
Operating expenses:
Transaction expense	3,841	3,603	11,700	10,427
Transaction and credit losses	352	446	1,008	1,286
Customer support and operations (1)	427	474	1,317	1,454
Sales and marketing (1)	508	442	1,375	1,343
Technology and development (1)	746	739	2,206	2,203
General and administrative (1)	519	507	1,553	1,505
Restructuring and other(1)	63	39	388	227
Total operating expenses	6,456	6,250	19,547	18,445
Operating income	1,391	1,168	3,884	3,300
Other income (expense), net	(80)	73	35	318
Income before income taxes	1,311	1,241	3,919	3,618
Income tax expense	301	221	893	774
Net income (loss)	$1,010	$1,020	$3,026	$2,844

Net income (loss) per share:
Basic	$1.00	$0.93	$2.91	$2.56
Diluted	$0.99	$0.93	$2.89	$2.55
Weighted average shares:
Basic	1,015	1,094	1,040	1,111
Diluted	1,024	1,098	1,048	1,115

(1) Includes stock-based compensation as follows:
Customer support and operations	$50	$79	$173	$227
Sales and marketing	30	44	108	132
Technology and development	111	156	366	453
General and administrative	81	115	257	315
Restructuring and other	28	—	88	—
	$300	$394	$992	$1,127

3Q 2024 Results	6

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In millions)
Cash flows from operating activities:
Net income (loss)	$1,010	$1,020	$3,026	$2,844
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Transaction and credit losses	352	446	1,008	1,286
Depreciation and amortization	255	270	783	809
Stock-based compensation	284	379	947	1,087
Deferred income taxes	(21)	(293)	8	(439)
Net (gains) losses on strategic investments	171	(24)	226	(205)
Accretion of discounts on investments, net of amortization of premiums	(93)	(103)	(290)	(265)
Adjustments to loans and interest receivable, held for sale	28	15	92	49
Other	(96)	112	(138)	(2)
Originations of loans receivable, held for sale	(6,108)	(4,184)	(17,173)	(5,705)
Proceeds from repayments and sales of loans receivable, originally classified as held for sale	5,984	3,374	17,159	3,676
Changes in assets and liabilities:
Accounts receivable	(51)	(71)	31	(35)
Accounts payable	35	6	24	(6)
Other assets and liabilities	(136)	312	(647)	(865)
Net cash provided by operating activities	1,614	1,259	5,056	2,229
Cash flows from investing activities:
Purchases of reverse repurchase agreements	(148)	—	(299)	—
Maturities of reverse repurchase agreements	75	—	226	—
Purchases of property and equipment	(169)	(158)	(480)	(478)
Proceeds from sales of property and equipment	—	4	—	44
Purchases and originations of loans receivable	(5,413)	(4,635)	(15,374)	(19,802)
Proceeds from repayments and sales of loans receivable, originally classified as held for investment	4,945	5,329	14,705	21,319
Purchases of investments	(4,815)	(4,452)	(20,819)	(14,975)
Maturities and sales of investments	6,938	5,368	21,179	16,110
Funds receivable	1,519	(1,775)	152	(1,016)
Collateral posted related to derivative instruments, net	(133)	19	(58)	8
Other	—	(7)	(100)	76
Net cash provided by (used in) investing activities	2,799	(307)	(868)	1,286
Cash flows from financing activities:
Borrowings from repurchase agreements	466	—	656	—
Repayments of repurchase agreements	(466)	—	(656)	—
Proceeds from issuance of common stock	—	—	55	82
Purchases of treasury stock	(1,776)	(1,434)	(4,778)	(4,395)
Tax withholdings related to net share settlements of equity awards	(41)	(25)	(271)	(225)
Borrowings under financing arrangements	132	109	1,546	829
Repayments under financing arrangements	—	—	(411)	(942)
Funds payable and amounts due to customers	(733)	1,301	(771)	(1,277)
Collateral received related to derivative instruments and reverse purchase agreements, net	(71)	110	(1)	(65)
Other	(40)	—	(60)	—
Net cash (used in) provided by financing activities	(2,529)	61	(4,691)	(5,993)

3Q 2024 Results	7

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows—(continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In millions)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	192	(45)	103	(95)
Net change in cash, cash equivalents, and restricted cash	2,076	968	(400)	(2,573)
Cash, cash equivalents, and restricted cash at beginning of period	19,358	15,615	21,834	19,156
Cash, cash equivalents, and restricted cash at end of period	$21,434	$16,583	$21,434	$16,583

Supplemental cash flow disclosures:
Cash paid for interest	$2	$—	$168	$167
Cash paid for income taxes, net	$153	$152	$975	$1,058

3Q 2024 Results	8

PayPal Holdings, Inc.
Unaudited Summary of Consolidated Net Revenues

Our revenues are classified into the following two categories:
•Transaction revenues: Net transaction fees charged to merchants and consumers on a transaction basis based on the Total Payment Volume (“TPV”) completed on our payments platform. Growth in TPV is directly impacted by the number of payment transactions that we enable on our payments platform. We generate additional revenue from merchants and consumers: on transactions where we perform currency conversion, when we enable cross-border transactions (i.e., transactions where the merchant and consumer are in different countries), to facilitate the instant transfer of funds for our customers from their PayPal or Venmo account to their bank account or debit card, to facilitate the purchase and sale of cryptocurrencies, as contractual compensation from sellers that violate our contractual terms (for example, through fraud or counterfeiting), and other miscellaneous fees.
•Revenues from other value added services: Net revenues derived primarily from revenue earned through partnerships, referral fees, subscription fees, gateway fees, and other services we provide to our merchants and consumers. We also earn revenues from interest and fees earned on our portfolio of loans receivable, and interest earned on certain assets underlying customer balances.

Net Revenues by Type	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(In millions, except percentages)
Transaction revenues	$7,067	$7,153	$7,034	$7,283	$6,654
Current quarter vs prior quarter	(1)%	2%	(3)%	9%	1%
Current quarter vs prior year quarter	6%	9%	11%	9%	7%
Percentage of total	90%	91%	91%	91%	90%

Revenues from other value added services	$780	$732	$665	$743	$764
Current quarter vs prior quarter	7%	10%	(10)%	(3)%	5%
Current quarter vs prior year quarter	2%	—%	(2)%	9%	25%
Percentage of total	10%	9%	9%	9%	10%

Total net revenues	$7,847	$7,885	$7,699	$8,026	$7,418
Current quarter vs prior quarter	—%	2%	(4)%	8%	2%
Current quarter vs prior year quarter	6%	8%	9%	9%	8%

Net Revenues by Geography	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(In millions, except percentages)
U.S. net revenues	$4,518	$4,550	$4,467	$4,639	$4,257
Current quarter vs prior quarter	(1)%	2%	(4)%	9%	1%
Current quarter vs prior year quarter	6%	8%	8%	8%	7%
Percentage of total	58%	58%	58%	58%	57%

International net revenues	$3,329	$3,335	$3,232	$3,387	$3,161
Current quarter vs prior quarter	—%	3%	(5)%	7%	3%
Current quarter vs prior year quarter	5%	8%	12%	10%	10%
(FXN) Current quarter vs prior year quarter	6%	10%	14%	12%	11%
Percentage of total	42%	42%	42%	42%	43%

Total net revenues	$7,847	$7,885	$7,699	$8,026	$7,418
Current quarter vs prior quarter	—%	2%	(4)%	8%	2%
Current quarter vs prior year quarter	6%	8%	9%	9%	8%
(FXN) Current quarter vs prior year quarter	6%	9%	10%	9%	9%

3Q 2024 Results	9

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(In millions, except percentages)
Active accounts(1)	432	429	427	426	428
Current quarter vs prior quarter	1%	—%	—%	(1)%	(1)%
Current quarter vs prior year quarter	1%	—%	(1)%	(2)%	(1)%

Number of payment transactions(2)	6,631	6,580	6,505	6,798	6,275
Current quarter vs prior quarter	1%	1%	(4)%	8%	3%
Current quarter vs prior year quarter	6%	8%	11%	13%	11%

Payment transactions per active account(3)	61.4	60.9	60.0	58.7	56.6
Current quarter vs prior quarter	1%	2%	2%	4%	3%
Current quarter vs prior year quarter	9%	11%	13%	14%	13%

TPV(4)	$422,641	$416,814	$403,860	$409,832	$387,701
Current quarter vs prior quarter	1%	3%	(1)%	6%	3%
Current quarter vs prior year quarter	9%	11%	14%	15%	15%
(FXN) Current quarter vs prior year quarter	9%	11%	14%	13%	13%

Transaction Expense Rate(5)	0.91%	0.95%	0.97%	0.97%	0.93%
Transaction and Credit Loss Rate(6)	0.08%	0.08%	0.08%	0.10%	0.12%
Transaction Margin(7)	46.6%	45.8%	45.0%	45.8%	45.4%
Amounts in the table are rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not recalculate using the rounded amounts provided.
(1) An active account is an account registered directly with PayPal or a platform access partner that has completed a transaction on our platform, not including gateway-exclusive transactions, within the past 12 months. A platform access partner is a third party whose customers are provided access to PayPal’s platform or services through such third party’s login credentials, including individuals and entities that utilize Hyperwallet’s payout capabilities. A user may register on our platform to access different products and may register more than one account to access a product. Accordingly, a user may have more than one active account. The number of active accounts provides management with additional perspective on the overall scale of our platform, but may not have a direct relationship to our operating results.
(2) Number of payment transactions is the total number of payments, net of payment reversals, successfully completed on our payments platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.
(3) Number of payment transactions per active account reflects the total number of payment transactions within the previous 12-month period, divided by active accounts at the end of the period. The number of payment transactions per active account provides management with insight into the average number of times an account engages in payments activity on our payments platform in a given period. The number of times a consumer account or a merchant account transacts on our platform may vary significantly from the average number of payment transactions per active account.
(4) TPV is the value of payments, net of payment reversals, successfully completed on our payments platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.
(5) Transaction expense rate is transaction expense divided by TPV.
(6) Transaction and credit loss rate is transaction and credit losses divided by TPV.
(7) Transaction margin is net revenues less transaction expense and transaction and credit losses, divided by net revenues.

3Q 2024 Results	10

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow, and adjusted free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. These measures should be used to evaluate the company’s results of operations only in conjunction with the corresponding GAAP measures.
Reconciliation of all non-GAAP measures to the most directly comparable GAAP measures can be found in the subsequent tables included in this press release.
These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.
For its internal budgeting process, and as discussed further below, the company’s management uses financial measures that do not include amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges, certain other gains, losses, benefits, or charges that are not indicative of the company’s core operating results, and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company’s management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, and non-GAAP effective tax rate:
Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses or transactional expenses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.
Restructuring. These consist of expenses related to workforce reduction and include employee severance and benefits costs, real estate and facilities charges, stock-based compensation expense, and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Gains and losses on strategic investments. The gains and losses we record on our strategic investments are tied to the performance of the companies that we invest in. We exclude such gains and losses in full because the operations of the investee and the related gains and losses are not indicative of our ongoing operating results.
Certain other significant gains, losses, benefits, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, benefits, or charges during a period that are the result of isolated events or transactions that have not occurred frequently in the past and are not expected to occur regularly in the future. The company excludes these amounts from its non-GAAP results because management does not believe they are indicative of our current or ongoing operating results.
Tax effect of non-GAAP adjustments. This adjustment is made to present the amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
Free cash flow represents operating cash flows less purchases of property and equipment. The company uses free cash flow as a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company’s business, make strategic acquisitions and investments, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.
In addition to the non-GAAP measures discussed above, the company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The company believes that changes in foreign currency exchange rates are not indicative of the company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results with the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period’s FX-neutral results by the prior period’s results, excluding the impact from hedging activities.

3Q 2024 Results	11

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income and
GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended September 30,
	2024	2023(1)
	(In millions, except percentages)
	(unaudited)
GAAP net revenues	$7,847	$7,418

GAAP operating income	1,391	1,168
Amortization of acquired intangible assets	51	58
Restructuring(2)	36	3
Other(3)	(1)	23
Total non-GAAP operating income adjustments	86	84
Non-GAAP operating income	$1,477	$1,252

GAAP operating margin	18%	16%
Non-GAAP operating margin	19%	17%
(1) As announced on February 7, 2024, the Company’s non-GAAP results now include the impact of stock-based compensation expense and related employer payroll taxes. Prior period non-GAAP results have been recast to reflect this change.
(2) Beginning in 2024, restructuring includes any stock-based compensation associated with the restructuring activities. The three months ended September 30, 2024 include $28 million of stock-based compensation expense.
(3) The three months ended September 30, 2023 primarily includes $18 million in asset impairment charges for right-of-use lease assets and related leasehold improvements in conjunction with exiting certain leased properties and $4 million in fees related to credit externalization.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS, and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended September 30,
	2024	2023(1)
	(In millions, except per share data and percentages)
	(unaudited)
GAAP income before income taxes	$1,311	$1,241
GAAP income tax expense	301	221
GAAP net income (loss)	1,010	1,020
Non-GAAP adjustments to net income (loss):
Non-GAAP operating income adjustments (see table above)	86	84
Net (gains) losses on strategic investments	171	(24)
Tax effect of non-GAAP adjustments	(39)	(3)
Non-GAAP net income	$1,228	$1,077

Diluted net income (loss) per share:
GAAP	$0.99	$0.93
Non-GAAP	$1.20	$0.98
Shares used in GAAP diluted share calculation	1,024	1,098
Shares used in non-GAAP diluted share calculation	1,024	1,098

GAAP effective tax rate	23%	18%
Tax effect of non-GAAP adjustments to net income (loss)	(1)%	(1)%
Non-GAAP effective tax rate	22%	17%
(1) As announced on February 7, 2024, the Company’s non-GAAP results now include the impact of stock-based compensation expense and related employer payroll taxes. Prior period non-GAAP results have been recast to reflect this change.

3Q 2024 Results	12

PayPal Holdings, Inc.
Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow

	Three Months Ended September 30,
	2024	2023
	(In millions/unaudited)
Net cash provided by operating activities	$1,614	$1,259
Less: Purchases of property and equipment	(169)	(158)
Free cash flow	1,445	1,101
Net timing impact between originating European BNPL receivables as held for sale and the subsequent sale of receivables	95	810
Adjusted free cash flow	$1,540	$1,911

3Q 2024 Results	13